Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary of the capital stock of PSQ Holdings, Inc. does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation (the “Charter,”) and amended and restated bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K (the “Annual Report”) of which this Exhibit is a part, and certain provisions of Delaware law, including the General Corporation Law of the State of Delaware, as amended (“DGCL”). Unless the context requires otherwise, all references to the “Company,” “PSQ,” “we,” “our,” and “us” in this Exhibit refer to PSQ Holdings, Inc.
DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.
General
Our authorized capital stock consists of 590,000,000 shares of common stock, $0.0001 par value per share, consisting of (a) 540,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), which shall be designated into two series consisting of (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) 40,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”) and (b) 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.
As of March 13, 2026, we have 48,717,235 shares of Class A Common Stock and no shares of Class C Common Stock and no shares of preferred stock outstanding. Under our Charter, no shares of Class C Common Stock are eligible to be issued.
Common Stock
Voting Rights
Class A Common Stock
Holders of shares of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of stockholders except as otherwise expressly provided by our Charter or as provided by law. Our Charter does not provide the Class A Common Stock with cumulative voting for the election of directors. Accordingly, holders of at least a majority of the voting power of then-outstanding shares of the Common Stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of our directors.
Dividend Rights
Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in our discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors (the “Board”) may determine. Stock dividends with respect to each class of our Common Stock may only be paid with shares of stock of the same class of common stock.

No Preemptive or Similar Rights
Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of our Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Registration Rights
On July 19, 2023, in connection with the closing (the “Closing”) of the business combination (the “Business Combination”) of Colombier Acquisition Corp. (“Colombier”) and PublicSq. Inc. (f/k/a PSQ Holdings, Inc.), a Delaware corporation (“Private PSQ”), we, Colombier Sponsor LLC (the “Colombier Sponsor”), and certain Private PSQ stockholders (the “New Investors” and together with the Colombier Sponsor, the “Investors”) entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, we were obligated to file one or more registration statements to register the resales of Class A Common Stock held by the Investors after the Closing, including Class A Common Stock that was issued upon conversion of Colombier Class B Common Stock, or issuable upon conversion of Class C Common Stock, and Earnout Shares (as defined in the Annual Report). One or more Investors holding 20% of the aggregate number of registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of 1933, as amended (the “Securities Act”), of all or part of their registrable securities (up to a maximum of four demand registrations). The Registration Rights Agreement also provides such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Under the Registration Rights Agreement, we agreed to indemnify the Investors and certain persons or entities related to such Investors such as their officers, directors, employees and agents and each person who controls such Investor (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including attorneys’ fees) resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investor’s misstatement or alleged misstatement, or omission or alleged omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify us and certain persons or entities related to us such as our officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.
Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting powers, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting powers and other rights that could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date of this Annual Report. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants
Public Warrants
Each public warrant that was included as part of each unit sold in Colombier’s initial public offering (a “Public Warrant”) entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. As of the date of this Annual Report, we have 5,750,000 Public Warrants outstanding.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We filed a Registration Statement on Form S-1 with the SEC on August 9, 2023 (the “Form S-1”), and the Form S-1 was declared effective on October 12, 2023. The Form S-1 covers the shares of Class A Common Stock issuable upon exercise of the Public Warrants and Private Warrants (defined below) (the Public Warrants together with the Private Warrants, the “warrants”). We have agreed to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement, dated June 8, 2021, between Colombier and Continental Stock Transfer & Trust Company as “Warrant Agent” (the “Warrant Agreement”). During any period when we have failed to maintain a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants, holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, we may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.
If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Colombier Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
In the event we determine to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via our posting of the redemption notice to The Depository Trust Company (“DTC”).
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of the Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised that person’s warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on per share consideration minus the Black-Scholes warrant value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Public Warrants and the Private Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this Annual Report, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

Private Warrants
The private warrants were initially issued to Colombier Sponsor in a private placement consummated simultaneously with Colombier’s initial public offering (the “Private Warrants”). Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. Commencing 30 days after the Closing the Private Warrants (including the Class A Common Stock issuable upon exercise of the Private Warrants) became transferable, assignable and salable. The Private Warrants will not be redeemable by us so long as they are held by the Colombier Sponsor or its permitted transferees. As of the date of this Annual Report, we have 5,700,000 Private Warrants outstanding. The members of the Colombier Sponsor at the time of Closing (the “Sponsor Distributees”), or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor Distributees or their permitted transferees, the Private Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.
Pre-Funded Warrants and Common Warrants
On December 18, 2025, we entered into a securities purchase agreement relating to a registered direct offering that included Pre-Funded Warrants to purchase 5,018,184 shares of our Class A Common stock (the “Pre-Funded Warrants”) and Common Warrants to purchase 8,522,730 shares of our Class A Common stock (the “Common Warrants”), each outstanding as of March 13, 2026.
The purchase price of each Pre-Funded Warrant and accompanying Common Warrants will equal the price at which the Shares and accompanying Common Warrants are being sold in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all the Pre-Funded Warrants are exercised in full.
The Common Warrants, Pre-Funded Warrants and the shares of Class A Common Stock underlying the Common Warrants and the Pre-Funded Warrants are offered by the Company pursuant to a prospectus supplement dated December 18, 2025, and accompanying prospectus dated May 16, 2025, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-287154), which was declared effective by the SEC on May 16, 2025. You should review a copy of the prospectus supplement and prospectus, along with copies of the Form of Common Warrant and Form of Pre-Funded Warrant which have been publicly filed with the SEC and which you can find in the list of exhibits to the Company’s Current Report on Form 8-K filed on December 19, 2025, for a complete description of the terms and conditions applicable to the Common Warrants and Pre-Funded Warrants.
The Pre-Funded Warrants have an exercise price of $0.0001 per share, and therefore are expected to be exercisable for shares of our Class A common stock at essentially any trading price. The Common Warrants have an exercise price of $1.18 per share, become exercisable six months following issuance, and have a term of five and a half years from the initial exercise date.

Our Transfer Agent and Warrant Agent
The transfer agent for our Class A Common Stock and Warrant Agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Anti-Takeover Provisions
Our Charter and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control over us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Among other things, the Charter and Bylaws include provisions regarding:
•opting out of Section 203 of the DGCL to allow us to establish our own rules governing business combinations with interested parties;
•the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the limitation of the liability of, and the indemnification of, our directors and officers;
•the exclusive right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;
•the requirement that a special meeting of stockholders may be called only by our Board, the chairperson of our Board, or our chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
•controlling the procedures for the conduct and scheduling of Board and stockholder meetings;
•the requirement for the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Charter or any provision of the Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;
•the ability of our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;
•advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

•our Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
Charter and Restated Bylaw Provisions
Our Charter and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our Board or our governance or policy, including the following:
Issuance of Undesignated Preferred Stock
Our Board has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights, powers and preferences, including voting powers, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Exclusive forum for certain lawsuits
Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against any of our current or former directors, officers, employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. Our Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and stockholders although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Notwithstanding, the Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
Special meeting of stockholders
Our Bylaws provide that special meetings of our stockholders may be called only by the chairman of our Board, or our chief executive officer, or our Board pursuant to a resolution adopted by a majority of our Board, and may not be called by any other person.

Advance notice requirements for stockholder proposals and director nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
No action by written consent
Our Charter provides that our stockholders are not entitled to take any action by written consent in lieu of a meeting of stockholders.
Board of Directors
Our Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. All directors elected at annual meetings of stockholders will be elected for terms ending on the third annual meeting of stockholders following the annual meeting of the stockholders at which such director was elected or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Our Charter and our Bylaws provide that the authorized number of directors may be changed only by resolution of our Board. Subject to the terms of any preferred stock, any or all of the directors may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of our capital stock entitled to vote thereon. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by the affirmative vote of a majority of our directors then in office.
Listing of Securities
Our Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “PSQH” and “PSQH.WS,” respectively.